Exhibit (n)(1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form N-2 of NGP Capital Resources Company of our report dated March 11, 2011 relating to the financial statements, financial statement schedules and the effectiveness of internal control over financial reporting of NGP Capital Resources Company, which appears in such Registration Statement. We also consent to the references to us under the heading “Independent Registered Public Accounting Firm” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Houston, Texas
April 28, 2011